LOCORR INVESTMENT TRUST
FIFTH AMENDMENT TO THE CUSTODY AGREEMENT

THIS FIFTH AMENDMENT dated as of April 1, 2014, to the Custody Agreement, dated as of February 14 , 2011, as amended December 2, 2011, April 11, 2013, May 10, 2013 and November 18, 2013 (the "Agreement"), is entered into by and between LOCORR INVESTMENT TRUST, an Ohio business trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add a fund; and

WHEREAS, Article XV, Section 15.2 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree to the following:

Amended Exhibit C of the Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

LOCORR INVESTMENT TRUST	U.S. BANK NATIONAL ASSOCIATION

By: /s/ Jon C. Essen	By: /s/ Michael R. McVoy

Name: Jon C. Essen	Name: Michael R. McVoy

Title: COO/Trustee	Title: Senior Vice President

4/2014

Amended Exhibit C to the Custody Agreement

Separate Series of LoCorr Investment Trust

Name of Series
LoCorr Managed Futures Strategy Fund
LoCorr Long/Short Commodities Strategy Fund
LoCorr Long/Short Equity Fund
LoCorr Spectrum Income Fund
LoCorr Market Trend Fund

4/2014